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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                          ----------------------------


                                    FORM 8-K



                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934




        Date of Report (Date of earliest event reported): MARCH 25, 2003





                                IDEX CORPORATION
             (Exact Name of Registrant as Specified in its Charter)




           DELAWARE                        1-10235              36-3555336
(State or other jurisdiction of   (Commission File Number)   (I.R.S. Employer
 incorporation or organization)                             Identification No.)




                                 630 DUNDEE ROAD
                           NORTHBROOK, ILLINOIS 60062
          (Address of principal executive offices, including zip code)



                                 (847) 498-7070
                         (Registrant's telephone number)



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ITEM 5. OTHER INFORMATION

The following is the text of a press release issued by IDEX Corporation on March 25, 2003.

                        IDEX CORPORATION ANNUAL MEETING:
                   CEO DISCUSSES CURRENT BUSINESS ENVIRONMENT;
                     SHAREHOLDERS ELECT TOKARZ AS A DIRECTOR

NORTHBROOK, Illinois, March 25 -- IDEX Corporation (NYSE: IEX) Chairman, President and Chief Executive Officer Dennis K. Williams today told shareholders at the company's annual meeting, "Due to weakness in the economy, we saw no significant recovery in our markets throughout the 2002 year. While business was clearly better last year than it was in the second half of 2001, our level of orders for the last four quarters has remained flat. Our focus on operational excellence has driven improvements in all businesses and is rapidly becoming part of the IDEX culture. This allowed us to expand gross margins by 1.6 percentage points year-over-year and produce another record year in cash flow, while providing the freedom to invest in new products and markets."

On January 23, the company reported sales for 2002 increased 2 percent to $742.0 million from $726.9 million in 2001. Acquisitions accounted for 3 percent of the improvement and foreign currency translation added another 1 percent, which was partially offset by a 2 percent decline in the base businesses. Operating margins were 13.5 percent in 2002. Compared with 2001 on the same accounting basis - excluding goodwill and trademark amortization (in accordance with new accounting rules effective January 1, 2002) and restructuring charges - 2002 margins were slightly lower. Net income was $54.1 million, or $1.67 per diluted share. In 2001, net income on an as reported basis was $32.7 million, or $1.05 per diluted share. While the 2002 performance represented a 65 percent improvement in net income, 2001 net income was unfavorably affected by two items on an after-tax basis - $11.4 million in goodwill and trademark amortization, and $7.1 million of restructuring charges.

2003 Financial Performance Depends on Pace of New Orders and Strength of the Economy

Looking ahead, Williams said, "Last year's results reflected the sluggishness in the U.S. and the other worldwide end-markets we serve. Unfortunately, we are not in the position to project how the economy will perform in the next few quarters. As a short-cycle business, our financial performance depends on the current pace of incoming orders, and we have very limited visibility of future business conditions. However, we believe IDEX is well positioned for earnings improvement as the economy strengthens. This is based on our lower cost structures resulting from restructuring actions; our operational excellence initiatives of Lean, Kaizen, Six Sigma, global sourcing and eBusiness; and using our strong cash flow to cut debt and interest expense. In addition, we continue to pursue acquisitions such as Rheodyne, Halox and Wrightech - the three acquisitions completed in 2002 - to drive the company's longer term profitable growth."

Results of Shareholder Voting

At the meeting, shareholders elected Michael T. Tokarz as a continuing director of the corporation whose term now will expire in 2006. They also approved adoption of the Third Amended and Restated 1996 Stock Option Plan for Non-Officer Key Employees and the selection of Deloitte & Touche LLP as the company's auditor for 2003.

About IDEX

IDEX Corporation is a manufacturer of pumps and metering products, dispensing equipment, and other engineered products. Its products are sold to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol "IEX."


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Forward-Looking Statements

This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. These statements may relate to, among other things, capital expenditures, cost reductions, cash flow, and operating improvements and are indicated by words or phrases such as "anticipate," "estimate," "plans," "expects," "projects," "should," "will," "management believes," "the company believes," "the company intends," and similar words or phrases. These statements are subject to inherent uncertainties and risks that could cause actual results to differ materially from those anticipated at the date of this news release. The risks and uncertainties include, but are not limited to, the following: economic and political consequences resulting from the September 11, 2001 terrorist attacks and the war with Iraq; levels of industrial activity and economic conditions in the U.S. and other countries around the world, pricing pressures and other competitive factors, and levels of capital spending in certain industries - all of which could have a material impact on order rates and our results, particularly in light of the low levels of order backlogs we typically maintain; our ability to make acquisitions and to integrate and operate acquired businesses on a profitable basis; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; political and economic conditions in foreign countries in which we operate; interest rates; capacity utilization and the effect this has on costs; labor markets; market conditions and material costs; and developments with respect to contingencies, such as litigation and environmental matters. The forward-looking statements included here are only made as of the date of this news release, and we undertake no obligation to publicly update them to reflect subsequent events or circumstances. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented here.




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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.







                                        IDEX CORPORATION


                                        /S/    WAYNE P. SAYATOVIC
                                        ----------------------------------------
                                        Wayne P. Sayatovic
                                        Senior Vice President--Finance, and
                                        Chief Financial Officer

March 25, 2003